EXHIBIT 99.1

MULTIMEDIA GAMES HOLDING COMPANY, INC.	PRESS RELEASE
For more information contact:	Richard Land
Adam Chibib	James Leahy
Chief Financial Officer	JCIR
Multimedia Games Holding Company, Inc.	212-835-8500 or mgam@jcir.com
512-334-7500

MULTIMEDIA GAMES REPORTS THIRD QUARTER REVENUE OF $50.3 MILLION

Installed Base Increases 415 Units on a Quarterly Sequential Basis,
Driving Record Gaming Operations Revenue of $38.0 Million

AUSTIN, Texas, July 30, 2014 - Multimedia Games Holding Company, Inc. (Nasdaq: MGAM) (“Multimedia Games” or the “Company”) today reported operating results for its fiscal 2014 third quarter ended June 30, 2014, as summarized below:

Summary of 2014 Q3 Results
(In millions, except per share and unit data)

	Three Months Ended June 30,
	2014	2013
Revenue	$50.3	$48.1
Operating income (1)	$12.5	$14.0
Net income (1)	$7.6	$8.4
Diluted earnings per share (1)	$0.25	$0.28
Adjusted diluted earnings per share (2)	$0.26	$0.28

EBITDA(1,3)	$25.9	$25.0

Units sold	616	647

Domestic participation installed units:
Average	12,882	11,946
Quarter-end	13,167	12,163

(1)
Operating income, net income, EBITDA and diluted earnings per share for the three month period ended June 30, 2014 reflect pre-tax, non-recurring severance related charges of approximately $0.6 million, or $0.01 per diluted share.

(2)	Adjusted diluted earnings per share represents the add-back of the non-recurring severance related charges incurred during the three month period ended June 30, 2014.

(3)
EBITDA is defined as net income before net interest expense, income taxes, depreciation, amortization and accretion of contract rights. A reconciliation of EBITDA to net income, the most comparable Generally Accepted Accounting Principles (“GAAP”) financial measure, can be found attached to this release.

“Our 2014 fiscal third quarter financial results are in-line with our previously stated expectations and highlight the Company’s ability to introduce differentiated games that are helping us to further grow our presence on casino slot floors despite the challenging North American gaming environment,” said Patrick Ramsey, Chief Executive Officer of Multimedia Games. “We sold 616 units during the quarter which, though slightly lower than the prior-year period, reflects solid demand for our games from an expanding number of operators. In addition, TournEvent® continues to build momentum nationwide and remains one of the industry’s truly in-demand slot products. We are leveraging the success of this unique offering through the nationwide TournEvent of Champions® which is generating excitement and consistently high levels of play at our customers’ facilities during the qualifying rounds that are currently underway.

“Our gaming operations business continues to be a source of strength for Multimedia Games, as our installed base grew by 1,004 units year over year and by 415 units on a quarterly sequential basis to reach 13,167 total units. Our higher-yielding premium participation games continue to achieve notable success, with the installed base of our premium games growing by 118 units in the quarter to reach 1,288 total units, or approximately 10% of our total installed base. To date, the Company’s growth in this key segment of the slot floor has been driven by a modest number of product offerings, including our High Rise Series™ of games. At the Global Gaming Expo industry trade show in Las Vegas in late September, we will feature three new and distinct platforms for our premium participation product portfolio: our Platinum MPX™ cabinet and games featuring an interactive sound chair with Earthquake Shakers™ and custom surround sound; the Skyline™ top box and its dedicated series of three-reel mechanical reel games; and, the eight foot tall Texan HDX™ premium super-sized cabinet, which can showcase any video theme from our library of over 100 games. Each of these new platforms is scheduled to be available by the end of calendar 2014 and is expected to help the Company further penetrate this exciting market.”

Ramsey concluded, “We believe our third quarter results again demonstrate the Company’s ability to create games that excite players and deliver value to operators, and we remain focused on further growing our overall share of North American slot floors. Our new premium participation products are expected to drive further growth in our installed base and win per day going forward and represent a key piece of our long-term strategy. We are also pursuing initiatives that will enable us to deliver high levels of player satisfaction and generate continued top- and bottom-line growth, including investments in new product development and in our installed base as well as the completion of the PokerTek transaction.”

Summary of Fiscal 2014 Third Quarter Operating Results

$ millions except unit, margin and per-share data	Three Months Ended June 30,
	2014	2013
Revenue
Total revenue	$50.3	$48.1

Gaming operations	$38.0	$34.3

Gaming equipment and system sales	$12.1	$13.4
Sales of units	11.0	12.4
Parts and equipment	1.1	1.0

Other	$0.1	$0.3

Revenue Metrics
Gaming operations
Quarter-end installed base	13,167	12,163
Quarter-end premium units installed outside Oklahoma	1,288	713
Approximate daily win per unit	$28.70	$27.34

Gaming equipment and system sales
Units sold	616	647
Average selling price	$17,796	$19,193

Operating Expenses
Total operating costs and expenses	$37.7	$34.1
Cost of goods sold	9.6	9.2
Gaming operations gross margin	90%	89.2%
Gaming equipment and system sales gross margin	51.5%	59.4%
Selling, general & administrative	12.7	12.0
Research and development	4.3	4.1
Amortization & depreciation	11.1	8.9

Operating income	$12.5	$14.0
Operating margin	24.9%	29.1%

Effective income tax rate	38.4%	38.7%

Net income	$7.6	$8.4

Earnings per diluted share	$0.25	$0.28
Adjusted earnings per diluted share	$0.26	$0.28

Highlights of Multimedia Games’ fiscal 2014 third quarter operating results include:

Gaming operations

•	The approximate 8.3%, or 1,004 unit, year-over-year increase in the Company’s installed base led to a 10.9% increase in revenue.

◦	The installed base grew 415 units on a quarterly sequential basis.

◦	The installed base of premium participation games increased 118 units on a quarterly sequential basis to 1,288 units.

•	Revenue from the Company’s New York Lottery business decreased 2.9% year over year to $4.4 million.

Gaming equipment and system sales

•	Revenue declined 10.3% year over year, reflecting the sale of 616 units to customers in 23 markets, compared to the sale of 647 units in the year-ago quarter.

•	Total unit sales included the sale of 214 TournEvent units, bringing the Company’s nationwide TournEvent installed base to over 4,000 units in approximately 275 casinos.

•	The top three markets for unit sales were Florida, Ohio and Nevada, which in aggregate accounted for 228 of the units sold during the quarter.

Operating expenses

•	The year-over-year increase in total operating expenses was driven by:

◦	Higher cost of goods sold, including a 7.2% increase in game and system sales cost of goods sold, due primarily to an increase in freight and license costs.

◦
Increased depreciation and amortization expense largely reflecting the continued expansion of the Company’s installed base of participation units along with higher amortization expense for capitalized labor.

•	SG&A expenses increased 5.9% during the quarter.

◦
SG&A expenses include approximately $2.0 million of non-cash stock-based compensation, $0.6 million of which is related to non-recurring severance related charges, compared to $1.0 million in the prior-year period.

Balance Sheet Review
Multimedia Games ended the fiscal 2014 third quarter with $129.3 million in cash and debt of $26.8 million, versus cash and debt of $92.5 million and $30.5 million, respectively, at June 30, 2013. Capital expenditures in the fiscal 2014 third quarter were $7.9 million compared to $11.1 million in the year ago period.

During the fiscal 2014 third quarter, the Company repurchased 280,000 shares of its common stock at an average price of $28.57 per share, excluding commissions, for total consideration of approximately $8.0 million. As of June 30, 2014, the Company had approximately $21.1 million remaining under its existing $40.0 million share repurchase authorization which was announced in November 2012. Since December 2010, the Company has repurchased approximately 3.0 million shares of its common stock at an average of cost of $10.27 per share.

Adam Chibib, President and Chief Financial Officer, commented, “Multimedia Games is successfully developing products that deliver strong returns for our customers as we increase our slot floor market share despite the highly competitive operating environment. The growth in our high-margin gaming operations business, continued strong demand for our ‘must have’ TournEvent slot tournament system and our efficient operating structure are driving strong financial results and a balance sheet that positions the Company to continue investing in long-term growth opportunities. Our high-margin gaming operations business is expected to be a key driver of future results, particularly as we expand the availability of our premium participation products, and we believe that growth in this segment of the slot floor combined with consistent unit sales will support our goal of creating shareholder value.”

Reiterates Fiscal 2014 Outlook
Multimedia Games today reiterated its outlook for fiscal 2014. For the full year, the Company continues to expect to generate revenue of $217.0-$223.0 million. In addition, Multimedia Games expects to generate EBITDA, a non-GAAP financial measure defined below, of $110.0-$114.5 million. Finally, the Company expects its fiscal 2014 tax rate to be in the range of 36%-38%, compared with its fiscal 2013 tax rate of 32.5%. As a result, fiscal 2014 diluted EPS are expected to be $1.23-$1.27.

The Company’s fiscal 2014 diluted EPS guidance of $1.23-$1.27 does not include the $0.01 per share negative impact for the severance related charges recorded in the fiscal 2014 third quarter or the $0.02 per share negative impact for insurance claims in excess of the previous two-year quarterly average that was recorded in the fiscal 2014 first quarter and highlighted in the fiscal 2014 first quarter press release on January 30, 2014. Similarly, the Company’s fiscal 2014 EBITDA guidance of $110.0-$114.5 million does not include a cumulative impact of $1.4 million related to the above noted non-recurring items.

Multimedia Games cautions that market dynamics are constantly changing and as such, actual results could vary materially from the expectations noted above based on various factors, such as changes in the Company’s markets, operations, regulatory requirements, and its estimates and assumptions. See the risk factors in our publicly-filed Form 10-K’s and subsequent filings and other items as more fully described in the section below titled “Cautionary Language.”

2014 Third Quarter Conference Call and Webcast
Multimedia Games is hosting a conference call and webcast today, July 30, 2014, beginning at 9:00 a.m. ET (8:00 a.m. CT). Both the call and the webcast are open to the general public. The conference call number is 720-545-0001 (domestic or international). Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at http://ir.multimediagames.com/events.cfm. Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location.

Non-GAAP Financial Measures
See definitions of EBITDA and adjusted diluted earnings per share included in the discussion of Non-GAAP financial measures below.

About Multimedia Games Holding Company, Inc.
Through its wholly owned subsidiary, Multimedia Games, Inc., Multimedia Games Holding Company, Inc. (“Multimedia Games”) develops and distributes gaming technology. The company is a creator and supplier of comprehensive systems, content and electronic gaming units for Native American and commercial casinos. Revenue is derived from gaming units in operation on revenue-sharing arrangements as well as from the sale of gaming units and systems that feature proprietary game content and game themes licensed from others. Multimedia Games also supplies the central determinant system for the video lottery terminals (“VLTs”) installed at racetracks in the State of New York. The company is focused on pursuing market expansion and new product development for commercial and tribal casinos and VLT markets. Please visit www.multimediagames.com, twitter.com/MultimediaGames or facebook.com/MultimediaGames, where Multimedia Games discloses important information about the company, its sales, and its business.
Cautionary Language
This press release contains forward-looking statements based on Multimedia Games' current expectations and projections, which are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. The words “believe”, “expect”, “continue”, “intend”, “plan”, “seek”, “estimate", “project”, “may”, “should”, or the negative or other variations thereof or comparable terminology as they relate to Multimedia Games and its products, plans, and markets are intended to identify such forward-looking statements. These forward-looking statements include, but are not limited to, expectations regarding our future installed base and win per day; expectations regarding our financial performance and financial flexibility; expectations regarding the success of the pending PokerTek, Inc. acquisition and its effect on company performance; expectations regarding customer’s preferences and demands for future gaming offerings; expectations regarding our product portfolio; expectations regarding shareholder value; expectations regarding market entry and expansion; expectations regarding tax rates; expectations regarding the share repurchase program; management’s plans and objectives for future operations; expectations regarding future investments; expenditures and product development; business prospects; anticipated sales performance; industry trends; market conditions; and other statements that are not historical facts. All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views, models, and assumptions of Multimedia Games, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in Multimedia Games’ performance to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include, but are not limited to, the ability of Multimedia Games to increase its future installed base and win per day; improve its financial performance and financial flexibility; successfully complete the acquisition of PokerTek, Inc. and integrate the new company into the company’s existing business; successfully implement its product portfolio; increase shareholder value; successfully enter new markets and expand in current markets; grow its revenue, gaming operations or game sales businesses; garner new market share; secure new licenses and game approvals in new and current jurisdictions; successfully develop or place proprietary product such as premium games and the TournEvent slot tournament system; comply with regulations; have its games met with approval by customers or players; or repurchase shares of its common stock. Please refer to the Company’s most recent Form 10-K and subsequent filings with the Securities and Exchange Commission for a further discussion of risks and uncertainties. All forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release. Multimedia Games expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONDENSED CONSOLIDATED BALANCE SHEETS As of June 30, 2014 and September 30, 2013 (In thousands, except share and per-share amounts)
	June 30,	September 30,
	2014	2013
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$129,310	$102,632
Accounts receivable, net of allowance for doubtful accounts of $300 and $342, respectively	24,480	26,566
Inventory	12,675	12,429
Notes receivable, current	2,443	2,093
Deferred tax asset	7,818	7,818
Prepaid expenses and other	3,195	2,423
Federal and state income taxes receivable	4,624	2,855
Total current assets	184,545	156,816
Property and equipment and leased gaming equipment, net	76,492	77,458
Intangible assets, net	31,635	34,723
Notes receivable, non-current	2,700	4,841
Deferred tax asset, non-current	2,690	2,690
Value added tax receivable, net of allowance of $707 and $707, respectively	2,905	2,862
Other assets	2,319	2,135
Total assets	$303,286	$281,525
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long‑term debt	$3,700	$3,700
Accounts payable and accrued liabilities	26,455	29,129
Deferred revenue	481	520
Total current liabilities	30,636	33,349
Long‑term debt, less current portion	23,125	25,900
Long-term deferred tax liability	12,824	12,824
Other long-term liabilities	473	511
Total liabilities	67,058	72,584
Commitments and contingencies
Stockholders’ equity:
Preferred stock: Series A, $0.01 par value, 1,800,000 shares authorized, no shares issued and outstanding	—	—
Series B, $0.01 par value, 200,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 75,000,000 shares authorized, 38,535,302 and 37,802,950 shares issued, and 29,639,222 and 29,386,870 shares outstanding, respectively	385	378
Additional paid‑in capital	144,485	131,232
Treasury stock, 8,896,080 and 8,416,080, respectively, common shares at cost	(81,002)	(66,886)
Retained earnings	172,360	144,217
Total stockholders’ equity	236,228	208,941
Total liabilities and stockholders’ equity	$303,286	$281,525

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS For the Three and Nine Months Ended June 30, 2014 and 2013 (In thousands, except per-share amounts) (Unaudited)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013
REVENUES:
Gaming operations	$38,043	$34,314	$109,409	$97,694
Gaming equipment and system sales	12,072	13,451	56,823	40,242
Other	155	340	1,374	1,043
Total revenues	50,270	48,105	167,606	138,979

OPERATING COSTS AND EXPENSES:
Cost of gaming operations revenue (1)	3,788	3,704	11,353	10,359
Cost of equipment and system sales	5,853	5,461	26,518	17,027
Selling, general and administrative expenses	12,722	12,012	40,042	34,930
Research and development	4,327	4,053	12,351	12,316
Amortization and depreciation	11,058	8,900	32,373	25,007
Total operating costs and expenses	37,748	34,130	122,637	99,639
Operating income	12,522	13,975	44,969	39,340

OTHER INCOME (EXPENSE):
Interest income	83	85	262	399
Interest expense	(223)	(277)	(712)	(867)
Other income	12	—	24	33
Income before income taxes	12,394	13,783	44,543	38,905
Income tax expense	(4,762)	(5,334)	(16,400)	(14,000)
Net income	$7,632	$8,449	$28,143	$24,905
Basic earnings per common share	$0.26	$0.29	$0.95	$0.87
Diluted earnings per common share	$0.25	$0.28	$0.91	$0.82
Shares used in earnings per common share:
Basic	29,419	28,960	29,639	28,781
Diluted	30,641	30,710	30,971	30,487

(1)
Cost of gaming operations revenue excludes depreciation and amortization of gaming equipment, content license rights and other depreciable assets, which are included separately in the amortization and depreciation line item.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended June 30, 2014 and 2013
(Unaudited)

	Nine Months Ended
	June 30,
	2014	2013
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$28,143	$24,905
Adjustments to reconcile net income to cash provided by operating activities:
Amortization and depreciation	32,373	25,007
Accretion of contract rights	7,146	6,034
Share-based compensation	4,567	2,850
Other non-cash items	182	1,401
Deferred income taxes	—	548
Interest income from imputed interest	(155)	(320)
Changes in operating assets and liabilities	1,483	3,542
Tax benefit from exercise of stock options	(5,526)	(3,725)
NET CASH PROVIDED BY OPERATING ACTIVITIES	68,213	60,242

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment and leased gaming equipment	(25,877)	(36,623)
Acquisition of intangible assets and capitalized labor	(9,444)	(6,605)
Advances under development and placement fee agreements	—	(8,535)
Repayments under development agreements	1,985	7,689
NET CASH USED IN INVESTING ACTIVITIES	(33,336)	(44,074)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	3,166	6,449
Tax benefit from exercise of stock options	5,526	3,725
Principal payments of long-term debt	(2,775)	(2,775)
Purchase of treasury stock	(14,116)	(4,838)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(8,199)	2,561

Net increase in cash and cash equivalents	26,678	18,729
Cash and cash equivalents, beginning of period	102,632	73,755
Cash and cash equivalents, end of period	$129,310	$92,484

Reconciliation of U.S. GAAP to Non-GAAP measures:
This press release and accompanying schedules provide certain information regarding (i) EBITDA and (ii) adjusted diluted earnings per share, both of which may be considered non-GAAP financial measures under the rules of the Securities and Exchange Commission. The non-GAAP financial measures included in the press release are reconciled to the corresponding GAAP financial measures below, as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures. We define (i) EBITDA as net income before net interest expense, income taxes, depreciation, amortization and accretion of contract rights and (ii) adjusted diluted earnings per share reflects an add-back for the non-recurring severance related charges. EBITDA and adjusted diluted earnings per share are not recognized financial measures under GAAP, but we believe that each is useful in measuring our operating performance. We believe that the use of the non-GAAP financial measure EBITDA enhances an overall understanding of the Company’s past financial performance, and provides useful information to the investor by comparing our performance across reporting periods on a consistent basis and the use of EBITDA by other companies in the gaming equipment sector as a measure of performance. We present adjusted diluted earnings per share in order to allow investors to evaluate how we would have performed had the severance related charges not been incurred during the three month period ended June 30, 2014.

Investors should not consider these measures in isolation or as a substitute for net income, operating income, or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP. In addition, because these measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.

	For the Three Months Ended June 30,
	2014	2013
	(in thousands)
Net income	$7,632	$8,449
Add back:
Amortization and depreciation	11,058	8,900
Accretion of contract rights(1)	2,320	2,080
Interest expense, net	140	192
Income tax expense	4,762	5,334
EBITDA (2)	$25,912	$24,955

(1)	“Accretion of contract rights” relates to the amortization of intangible assets for development projects. These amounts are recorded net of revenues in the Consolidated Statements of Operations.

(2)	EBITDA includes a third-quarter severance related charges totaling $0.6 million.

Adjusted Diluted Earnings Per Share

	For the Three Months Ended June 30,
	2,014	2,013

EPS Reconciliation:
As reported	$0.25	$0.28
Add-back of severance related charges	0.01	—
Adjusted diluted EPS	$0.26	$0.28

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